UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
     Leonard I. Fields
     341 "A" Street
     Fillmore, CA 93015-1931

2. Issuer Name and Ticker or Trading Symbol
     Fields Aircraft Spares, Inc. (FASI)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     12/31/97

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
- ----------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)            Amount        D  Price        End of Year    I
------------------------------------------------------------------------------------------------------------------------------------


Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative           2)Conversion    3)Trans-     4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                         or Exercise     action       action    Securities Acquired (A)           Expiration Date
                                 Price of        Date         Code      or Disposed of (D)
                                 Derivative
                                 Security                                 A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Options to acquire Common Shares    $ 6.25          4/2/97       A         1,000                             *           4/2/02

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
7)Title and Amount of            8)Price        9)Number of         10)Ownership of         11)Nature of
  Underlying Securities            of Deri-       Derivative           Derivative              Indirect
                                   vative         Securities           Security;               Beneficial
              Amount or            Security       Beneficially         Direct (D) or           Ownership
              Number of                           Owned at             Indirect (I)
  Title       Shares                              End of Year
--------------------------------------------------------------------------------------------------------------
Common Shares   1,000                              1,000                  D

Explanation of Responses:
* One half of the options are exercisable on or after April 1, 1998, and April 1, 1999, respectively.


SIGNATURE OF REPORTING PERSON

/S/ Leonard I. Fields
DATE 2/12/98